EXHIBIT 95.1

MINE SAFETY DISCLOSURES

During the reporting period covered by this report:

Our subsidiary MOR-PPM Inc. (“MOR-PPM”) was issued one significant and substantial citation by the U.S. Mine Safety and Health Administration (“MSHA”) related to work MOR-PPM performed at the Fort Smith Plant operated by Covia ISP, Inc. in Sebastian, Arkansas. MSHA also proposed civil penalties totaling $725 for citations related to work performed by MOR-PPM at the Fort Smith Plant. The company has no other disclosures to report under section 1503 for the period covered by this report.